Exhibit 99.1

            PRESS RELEASE

For Release:   Immediate
Contact:          Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RETIREMENT OF JOE R. MICHELETTO; APPOINTMENT OF KEVIN J. HUNT AND DAVID P. SKARIE AS CO-CHIEF EXECUTIVE OFFICERS

St. Louis, MO, September 18, 2003 ... Ralcorp Holdings, Inc. (NYSE: RAH) today announced management changes that will become effective September 29, 2003. Joe R. Micheletto, Chief Executive Officer and President and Director of the Company will retire as Chief Executive Officer and President. Mr. Micheletto will remain a Director and will be named Vice Chairman of the Company’s Board of Directors.

Kevin J. Hunt, Corporate Vice President and President, Bremner, Inc. (the Company’s crackers and cookies business) and Nutcracker Brands, Inc. (the Company’s snack nuts and chocolate candy business) will be named Co-Chief Executive Officer and President of Ralcorp. Mr. Hunt will remain President of Bremner and Nutcracker.

David P. Skarie, Corporate Vice President and President, Ralston Foods (the Company’s ready-to-eat and hot cereals business) and The Carriage House Companies, Inc. (the Company’s wet-filled products business) will be named Co-Chief Executive Officer and President of Ralcorp. Mr. Skarie will remain President of Ralston Foods and Carriage House.

Messrs. Hunt and Skarie will share the Chief Executive Officer and President duties for Ralcorp while fulfilling their management responsibilities for the Company’s operating units. While serving as Vice Chairman, Mr. Micheletto will assist Messrs. Hunt and Skarie by overseeing the review of potential strategic and financing initiatives. In order to provide for an orderly transition, during the remainder of the calendar year Mr. Micheletto will coordinate the assumption of the Chief Executive Officer and President duties by Messrs. Hunt and Skarie.

William P. Stiritz, Chairman of the Company’s Board of Directors, said, “Joe has led Ralcorp through its transformation from a struggling producer of branded foods and operator of ski resorts to the leading manufacturer of private label foods. Throughout his forty-two-year career at Ralcorp and Ralston Purina, Joe has always managed our businesses with the shareholders’ interests foremost in mind. During the next year, we will continue benefiting from Joe’s business acumen as he oversees the review of strategic initiatives, including potential acquisitions.”

Mr. Micheletto said, “I am confident that Kevin and Dave will forge a successful partnership as they serve as Co-Chief Executive Officers. Also, I am excited about continuing to oversee Ralcorp’s strategic initiatives. I have enjoyed each year of my forty-two-year career more than the previous year. Along each step of my journey at Ralcorp (and Ralston), I have been blessed to be associated with bright, hardworking and loyal people who were dedicated to improving our businesses.”

Mr. Hunt began his career with Ralcorp in 1985 when he joined Ralston Purina. He has assumed positions of increasing responsibilities throughout his career. Since 1995, he has served as Corporate Vice President and President, Bremner, Inc. Earlier this year he assumed the additional title of President, Nutcracker Brands, Inc. Mr. Hunt has a BA from Dartmouth College and a Masters in International Affairs from Columbia University.

Mr. Skarie started his career with Ralcorp in 1986 when he joined Ralston Purina. He has assumed positions of increasing responsibilities throughout his career. In 2000, he was named Corporate Vice President and President, Ralston Foods. In 2002, he was named Corporate Vice President and President, The Carriage House Companies, Inc. and Nutcracker Brands, Inc. Earlier this year, Mr. Skarie was named Corporate Vice President and President, Ralston Foods and The Carriage House Companies, Inc. Mr. Skarie has a BBS from Minnesota State University at Mankato.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

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